Exhibit (d)(79)

Form of

Schedule A

To the General Research Services Agreement

Dated as of January 20, 2006

Trust	Fund
Fidelity Fixed-Income Trust	Fidelity Corporate Bond Fund

IN WITNESS WHEREOF, the undersigned have set their hands and seals this __ day of __, 20__.

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